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                                                                 EXHIBIT 10.5
                         RESELLER/INTEGRATION AGREEMENT


         This Agreement is entered into as of August 29,1997 ("Effective
Date") by and between Visual Networks, Inc. with offices at 2092 Gaither Road, Rockville, MD 20850 ("Systems Provider") and MCI Telecommunication Corporation with offices at Six Concourse Parkway, Atlanta, GA 30328 ("MCI").

         Whereas, Systems Provider is in the business of providing information technology Products to its customers and MCI is in the business of, among other things, providing systems integration, network management, technology deployment, and outsourcing Services to its clients;

         Whereas, both parties desire to profitably expand their business;

         Whereas, MCI desires to propose, bid and deliver Systems Provider's information technology Products, when it deems appropriate, as part of its integrated business solutions or to purchase such Products for its own use.

         Now, therefore, in consideration of the premises and mutual agreements contained herein, the parties agree as follows:

1.       DEFINITIONS

1.1 The term "Agreement" includes these Terms and Conditions; all specifications, drawings, documents and addendum made a part of this Agreement, or incorporated herein by reference; and any amendments to this Agreement.

1.2 The term "Affiliates" of MCI as hereinafter defined may elect to purchase Products from Systems Provider under this Agreement by such Affiliate issuing its own purchase order to Systems Provider. As used herein, "Affiliate" of a named party or other entity shall mean a corporation, partnership, joint venture or other entity controlling, controlled by or under common control with such party or other entity. The dollar value of purchases by Affiliates shall be included in the aggregate volume of Product purchases. The Affiliate will have primary responsibility for charges incurred in connection with such purchase order. A list of participating Affiliates as set forth in Exhibit "C" will be provided by MCI to Systems Provider upon the signing of this Agreement, and will be updated whenever a change is made. Any Affiliate included on the list shall be deemed to have agreed in writing to be bound by all the terms and conditions of the Agreement before Systems Provider can accept any order(s) from an approved Affiliate under this Agreement. An Affiliate shall be separately and legally bound by the terms and conditions of this Agreement, and shall not in any way bind MCI.

1.3      The term "ASE" means Analysis Service Element.

1.4      The term "CPE" means Customer Premise Equipment.

1.5 The term "Delivery" means the receipt of the Product pursuant to the terms and conditions of this Agreement by Systems Provider at the MCI designated site, at the time(s) and place(s) specified in the Article of this Agreement entitled "Delivery".

1.6      The term "DATANOC" shall mean Data Network Operation Center.

1.7 The term "Integrated Business Solutions" shall mean computing and telecommunications systems installed by MCI consisting of some or all of hardware and software Products manufactured by Systems Provider and/or other suppliers, and associated project management, systems design, application development, systems integration, network management, data center management, systems support and/or maintenance Services.

1.8      The term "MSNOC" shall mean the Managed Service Network Operations
Center.
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1.9      "Net Revenues" shall mean revenues accruing to a customer of MCI from sale or licensing of Products, excluding maintenance, consulting fees, and rebates, and after any discounts on Products.

1.10 The term "Non-Standard Product" shall mean all Products as referenced in Exhibit B, except for "Standard Products" as defined in article 1.18.

1.11     The term "PAM" shall mean Performance Archive Manager.

1.12 The term "Patent" means patents for inventions and similar forms of statutory protection, domestic or foreign, such as utility models and registered designs.

1.13 The term "Products" are all Products and maintenance Services described in Exhibits A and B, and the related documentation, including updates and modifications thereto as may be made generally available by Systems Provider to its customers during the term hereof.

1.14 The term "Purchase Order" shall mean the standard purchase order form as utilized from time to time by MCI, or an MCI Affiliate, as applicable, which has been properly signed by a representative of the procurement function of the purchasing entity authorized to execute such purchase order on behalf of the entity and shall include all exhibits and attachments incorporated as part of the purchase order. The term "Purchase Order" shall further include change orders thereto and delivery orders.

1.15     The term "SDAR" shall mean the Strategic Data Account Representative.

1.16 The term "Services" shall mean the associate maintenance and warranty services to be provided in support of any hardware and software Products purchased under this Agreement

1.17 The term "Software" shall mean the Software Products and related documentation, and any and all updates, modifications and enhancements thereto furnished by Systems Provider.

1.18 The term "Standard Product" shall mean a csu/dsu, which includes an ethernet interface as described in the attached Products, and Services exhibit.

1.19 The term "Territory" means the territories of North America, the United States, and Canada.

1.20 The term "Work" shall mean the services that will be delivered by Systems Provider or its sub-contractors.

1.21     The term "VTAC" shall mean Visual Technical Assistance Center.

2.       ORGANIZATION

2.1 Each party shall appoint a Relationship Director and Technology Expert. The Relationship Director and Technology Expert may be changed from time to time at the appointing party's discretion. As of the Effective Date of this Agreement, Systems Provider' Relationship Director is Ernie Stockton_and MCI's Relationship Director is Jimmy Davis. As of the Effective Date of this Agreement, MCI's Technology Expert shall be determined sixty days (60) after the execution date of this Agreement. Systems Provider's Technology Expert is Peter Luff.

2.2 Subject to appropriate security provisions and restrictions on use for solicitation, in order to facilitate communication each Relationship Director and Technology Expert shall provide their Internet address and allow to be publicized within the other party.



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3.       MARKETING AND SALES EFFORTS

3.1 Subject to client confidentiality considerations, each party may identify prospects for the sale of the other party's Products and Services. Upon notification by one party to the other of such an opportunity and the provision of information adequate to assess such opportunity, the other will use all commercially reasonable efforts to respond within five business days regarding its intent. Any such opportunities will be considered the disclosing party's confidential information. A standard teaming agreement to be developed may be used on such opportunities if the requirements for Systems Provider's pre-sales support go beyond that normally provided under this Agreement per
Section 7.1.

3.2 Each party shall develop standard descriptions of itself and of its Products and Services for inclusion in the other party's sales material as deemed appropriate by the other party, including responses to Request For Information (RFI's) and Request For Proposal (RFP's).

3.3 MCI and Systems Provider will work to develop a marketing plan within sixty (60) days from the execution of this Agreement which will include announcements, press releases, training program efforts for internal MCI technical consultants and SDAR's, and branch rollouts to include technical consultant's and SDAR's and sales personnel

3.4 Upon execution of the Agreement, ***cities will be selected and mutually agreed upon by both parties to serve as the initial Product launch cities, with a mutually agreed upon press release to be issued thereafter by both parties. The Product rollout will be predicated on the acceptance of System Providers products within the CPE catalogue. System's Provider will establish a fund to support all related expenses incurred by MCI up to *** related to the initial Product launch and associated roadshow. These will include, but will not be limited to, expenses incurred for travel and marketing accommodations while traveling in support of the marketing of System Providers Products.

3.5 Systems Provider will establish a mutually agreed upon pool of funds for MCI to support marketing activities in support of System Providers Products

3.6 Systems Provider, at its expense, will provide funding for the testing of Systems Providers Products within the MCI Labs at a not to exceed amount of *** per Product.

4.       INFORMATION EXCHANGE

4.1 Systems Provider will regularly inform MCI, with the coordination of MCI's Technology Expert, of Systems Provider's product direction and will solicit MCI's views on the appropriateness of that direction. Any direction taken by Systems Provider based upon such direction shall be entirely at Systems Provider's discretion. Such a preview will be provided not less than twice each year.

4.2 Systems Provider may provide, at its discretion, MCI's Technology Expert with Systems Provider's evaluations of products competitive to Products including benchmarks. Unless express written permission is granted, MCI will not copy such evaluations nor permit the evaluations to be distributed or circulated within or external to MCI.

4.3 Subject to client ownership and/or confidentiality requirements, MCI will use reasonable efforts to keep Systems Provider informed as to problems encountered and resolutions developed and to communicate to Systems Provider any and all material modifications, design changes or improvements to the Products suggested by any customer, or any employee or agent of MCI. Systems Provider's may use all such information without obligation of





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any nature to MCI.  Systems Providers use of such information shall be at its own risk. Not withstanding the foregoing, MCI may from time to time, develop tools, including software, that are complementary to Products; such tools shall, as between Systems Provider and MCI, remain the exclusive property of and in the sole possession of MCI.

4.4 Systems Provider will provide telephone support to counsel and advise MCI's Technology Expert on the use and maintenance of the Products at no charge to MCI. MCI's Technology Expert will act as the contact with Systems Provider for purposes of coordination and provision of support under this Agreement.
All requests for support shall be made through the Technology Expert.


4.5 Systems Provider will give MCI's Technology Expert access at no charge (except for network charges, which shall be the responsibility of MCI) to Systems Provider's bulletin board of Products' defects and fixes when this is available. This access will be at least equivalent to that given to Systems Provider's field engineering force. MCI may provide such fixes to its clients where the clients have current maintenance agreements with Systems Provider.

4.6 Systems Provider shall provide MCI with one copy of the then current generally available technical documentation for the Products. MCI shall have the right to copy such documentation for internal use only. When requested by MCI, Systems Provider shall provide *** copy of its documentation in electronic form for internal use by MCI on MCI's internal electronic bulletin board at *** to MCI; MCI may make such copies as it requires for such purpose at no charge.

4.7 The Relationship Director of each party shall broadly distribute within their company an announcement of the intent and features of this Agreement. This announcement will be made within two (2) months of the Effective Date of this Agreement.

5.       TRAINING

5.1 MCI's Relationship Director or assignee may receive the same technical training received by Systems Provider's field sales force at no cost to MCI other than the transportation and living costs associated with the attendance of MCI personnel at such training.

5.2 Systems Provider will provide at *** to MCI, *** full days of training to MCI's DATANOC and MSNOC located in Cary, North Carolina. This will include, but is not limited to *** days of operations training to MCI's DATANOC and MSNOC and *** days of training on the PAMS and System Providers Software to three (3) representatives of the DATANOC and MSNOC. This will also include *** days of follow-up training at a date to be mutually agreed upon by both parties. Systems Provider will also include *** days of training that will be specifically developed for the needs of either the DATANOC or the MSNOC..

5.3 Systems Provider will provide, at ***, *** days of training for representatives of MCI's SDAR organization. This will consist of pre-sales training and will be provided at a location specified by MCI. If requested by MCI, Systems Provider will split the training into a one-(1) day session at field locations agreed to by both Systems Provider and MCI.

5.4 Systems Provider agrees to provide *** days of training to the Network Services Organization. This training will consist of an overview of the ASE units and installation procedures.

5.5 Systems Provider's self-study material on the Products, if any, shall be made available to MCI personnel within a reasonable period of time. Request from MCI personnel for use of such material shall be channeled





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through MCI's Relationship Director.

5.6 If Systems Provider certifies personnel in the use of its Products, Systems Provider shall permit MCI personnel to take tests for such certification at no charge to MCI, other than travel, to the testing locations. The opportunity to take such tests shall not be contingent upon the completion of Systems Provider courses.

6.       APPOINTMENT OF RESELLER STATUS

6.1 During the term of the Agreement, MCI shall have a non-exclusive right to resell the Products and Services in the Territory specified in this agreement. Systems Provider hereby appoints MCI a non-exclusive reseller of Systems Provider Products directly to end users within the specified Territory, and MCI hereby accepts such appointment. MCI understands that it will be deemed a material breach of this Agreement should Systems Provider discover that MCI has resold Products outside of the Territory and that Systems Provider may terminate the Agreement in accordance with Section 18 of this Agreement.

6.2 Systems Provider shall represent that MCI is qualified to use Systems Provider's Products in the development of Integrated Business Solutions. Such representation may not be exclusive and shall not constitute a warranty of MCI's performance.

7.       PRE AND POST SALES SUPPORT

7.1 MCI shall provide pre and post-sales support to its customers regarding all aspects of the Products available through this Agreement.

7.2 MCI's Technology Expert or other MCI qualified personnel for the Products shall provide pre-sales and technical support to MCI personnel regarding all aspects of the Products available through this Agreement.

7.3 Systems Provider shall provide support to MCI's post-sales support team if the post-sales support team, in working with a customer, diagnoses a problem with the Products.

7.4 Upon receipt of an order for *** sites or more, MCI's Technology Expert and pre and post-sales support personnel may gain the assistance of the Systems Provider technical assistance center (VTAC) by telephone for six months following thereafter. VTAC personnel will participate with MCI in delivering technical assistance. After six months MCI support personnel will be self-sufficient in providing pre and post-sales support.

7.5 No more than *** MCI project interface personnel, including MCI's Technology Expert, may be authorized to request assistance from the VTAC. MCI will provide Systems Provider with a written list of those persons who are authorized to contact the VTAC on behalf of MCI. MCI may make substitutions to the list at any time by communicating this in writing to Systems Provider.

7.6 Systems Provider will provide proposal support to MCI by supplying appropriate boilerplate material and telephone support to answer technical questions. MCI shall identify a point of contact that acts as the focal point for Systems Provider proposal material in support of MCI proposal teams.

7.7 MCI is responsible for delivering software upgrades to its customers. Systems Provider will provide to MCI at no additional cost, a "master" copy of the latest Software release. It is MCI's responsibility to replicate this Software and distribute to its customers. MCI may provide a customer address list and have Systems Provider perform this service for an agreed upon charge as referenced in Exhibit B of this Agreement.





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7.8      At its discretion, MCI may assist its clients in arranging for Systems
Provider or third parties to provide post-sales technical support services for Products sold to its customers. Such services may include system certification, installation, maintenance and training. Nothing herein shall be construed as precluding MCI from providing services of any nature to its clients, including, without limitation, services regarding the Products.

7.9 Systems Provider shall provide maintenance Services for the Products as set forth on Exhibit A, attached hereto and incorporated herein.

8.       PRODUCT LOANS

8.1 Systems Provider will provide up to *** demonstration sets, consisting of *** ASE's and the applicable Software, along with upgrades to those Products to selected MCI operating locations, including MCI's Technology Competence Centers, for MCI's use in developing client prototypes of Integrated Business Solutions, at either MCI or client sites at *** to MCI. As Systems Provider provides the above demonstration sets to MCI, MCI will provide the necessary pc hardware in conjunction with these samples. Subject to client-confidentiality considerations, MCI will discuss with Systems Provider the nature of the business opportunity and the revenue potential, if any, for Systems Provider. The parties shall execute a mutually agreeable loan agreement. At Systems Provider's request, MCI shall be responsible for distributing the loaned Products to the MCI operating locations and for duplicating any software to be distributed.

8.2 MCI may use the loaned Products for comparative analyses with other products, but not in conjunction with or on behalf of a provider of products competitive to System Providers Products. At Systems Provider's request, MCI shall allow Systems Provider to review and comment upon any such comparative analyses that are intended for general publication outside of MCI in either print or other durable formats.

8.3 MCI will be given the opportunity to act as a beta site for selected Systems Provider's Products. A mutually agreeable Beta Site agreement will be separately signed for each such Product.

8.4 Systems Provider may from time to time develop software, videotapes, presentation scripts, and other materials to demonstrate the features and functions of the Products. Systems Provider shall provide such materials to MCI upon request for use by MCI in training or in the sales and marketing of Integrated Business Solutions.

8.5 Systems Provider may, from time to time, develop application software to assist its field sales and engineering personnel in the modeling, configuration and testing of Products. Such software may be operated on workstations or accessed remotely while running on a mainframe or mini-computer. Systems Provider shall make such software available for use by appropriately trained MCI personnel at no charge.

9.       PRODUCTS AND PRICE

9.1 MCI may purchase the Products at the prices and discounts set forth on Exhibit "B", attached hereto and incorporated herein.

9.2 When requested by MCI, Systems Provider shall provide a quote for the Products to be included in a proposed Integrated Business Solution. Such quote shall be valid for the mutually agreed period of the proposal and shall only be withdrawn if the project is awarded to someone other than MCI or the project is cancelled.

9.3 MCI will supply Products directly to end-users or to MCI's prime contractor if MCI is a subcontractor. MCI will not sell Products to any customer for the purpose of further resale by such customer unless such customer is MCI's prime contractor for the development of an Integrated Business Solution. The price charged by MCI to any customer for the Products shall be solely within the discretion of MCI.





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9.4      The prices and discounts referenced in Section 9.1 shall also apply to purchases for internal use by MCI. Support required from Systems Provider for internal purchases, including post-sales technical support, shall be provided at Systems Provider's then prevailing rates.

9.5 The prices and discounts referenced in section 9.1 shall also apply to purchases by MCI for use under MCI's outsourcing contracts. Characteristically MCI, and not the end-user, would be the licensees or owners of the Products. For the purposes of this Agreement the outsourcing transactions will be treated as similar to sales and delivery of Integrated Business Solutions for end-users.

9.6 Unless otherwise agreed, all prices quoted are payable in U.S. funds and shall be exclusive of taxes (including without limitation any added value, use, sales, or similar tax). Unless MCI has provided an approved tax exemption certificate proving exception status, MCI shall pay any and all such taxes and shall hold Systems Provider harmless therefrom, provided that if Systems Provider at its sole discretion, chooses to make any such payment, MCI shall reimburse Systems Provider in full. All transactions pursuant to this Agreement shall be considered taxable unless MCI provides Systems Provider with appropriate verification of exemption as stated herein in this Article. All prices quoted shall likewise be exclusive of any import duties imposed by the country of final destination upon shipments from Systems Provider to MCI.

9.7 Systems Provider represents and warrants that the prices set forth in Exhibit B shall be no higher than the current Systems Provider price to any other customer for the same quantity of Products purchased over a similar period of time and under like conditions. Systems Provider further agrees that in the event prices for the same quantity for such Products under like conditions are lowered, Systems Provider shall notify MCI in writing of the new prices and Exhibit B shall be adjusted by written amendment.

9.8. Systems Provider may sell to MCI at prices lower than those cited herein on a case-by-case basis, and such sales shall not have the effect of lowering the prices generally offered under this Agreement. Systems Provider shall notify MCI in writing and the prices for special cases shall be adjusted by written amendment to this Agreement.

9.9 Each party shall prepare and maintain, at its expense, complete and accurate books and records documenting financial transactions. Under this Agreement such books and records shall be maintained for a period of three (3) years after the date of termination or expiration of this agreement.

9.10 During the initial term and any subsequent renewal periods, and for a period of *** years after the termination or expiration of this Agreement, each party shall have the right, at its expense and upon reasonable notice to the other party, to examine or have examined by its authorized representatives the Purchase Orders, Packing Slips, and Invoices on record as related to this Agreement.

10.      PAYMENT TERMS AND CONDITIONS OF SALE

10.1 All orders by MCI require a written Purchase Order or similar documentation and are subject to acceptance and acknowledgment by Systems Provider. Systems Provider acknowledges that any Purchase Orders received from MCI shall be null and void unless issued by an MCI Procurement Department representative. During the term of this Agreement, except where such provisions are expressly agreed to, the terms and conditions of this Agreement shall supersede all different or conflicting terms on MCI's Purchase Orders or on Systems Provider's order acknowledgment forms. Systems Provider will provide MCI with notice of acceptance or rejection of purchase order within *** business days of receipt of the purchase order by Systems Provider. At the time of acceptance of the order Systems Provider shall also accept MCI's requested delivery date where the date complies with the delivery schedule commitments described in section 12.1 of this Agreement, or propose a different delivery





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date to MCI; if Systems Provider proposes a different delivery date, the parties shall agree on the delivery date before the order is deemed accepted. If no notice of rejection is received within *** business days then the Purchase Order will be deemed accepted.

10.2 Each Purchase Order shall specify the Services and/or Products to be delivered, and/or will include quantity, price, delivery date, destination, and other pertinent details. All Products shipped by Systems Provider to the site designated by MCI on the applicable Purchase Order will be F.O.B destination with shipping pre-paid by Supplier and added to the invoice. Title and risk of loss will transfer once Products have reached its designated destination

10.3 Systems Provider shall comply with MCI bar coding requirements, which include the following documents:

                 MCI Telecommunications Corporation bar code label
                        specification equipment labels, issue 4, dated November 15, 1991
                 MCI requirements for bar code labeling of shipping containers and product packaging, dated November 15, 1991
                 TCIG shipping and receiving transaction bar code label
                        specification, issue 2, dated December 5, 1989.

Details of these guidelines will be provided to Systems Provider by MCI at a later date.

10.4 In the event of any conflict as to the terms and conditions between the pre-printed terms of the Purchase Order and this Agreement, this Agreement shall take precedence.

10.5 Terms of payment are *** discount for payment within *** days of the Product delivery date, otherwise payment in full within *** days after the Product delivery date. In no event shall MCI be required to submit payment for any Products prior to delivery and acceptance of the same. On the anniversary date of the Agreement, both parties will review and evaluate the above mentioned payment terms, and if necessary shall adjust accordingly and upon mutual agreement between both parties.

10.6 Delivery will be F.O.B. Destination. Systems Provider shall ship the ordered Products to such locations as MCI shall indicate on its ordering documentation. Unless specifically authorized by MCI, Systems Provider shall not ship partial orders to MCI. MCI will be responsible for the payment of all shipping charges as referenced on the final invoice unless mutually agreed to otherwise by both parties. All shipments will be made Federal Express, two-day air using the MCI corporate Federal Express number, once it is supplied to Systems Provider for this purpose.

10.7 MCI has a period of thirty (30) days after receipt of the Product within which to notify Systems Provider in writing of any discrepancies between the Products shipped and the applicable Purchase Order. No payment will be due to Systems Provider by MCI until such discrepancies are resolved to the satisfaction of both parties.

10.8 Shipments of Products scheduled under this Agreement may be deferred or cancelled by MCI upon written notice to Systems Provider. In the event MCI requests cancellation of any order for Standard Products within *** days of a scheduled shipment date and Systems Provider accepts such cancellation, MCI will pay to Systems Provider a cancellation charge as follows:

         No. of Days Written
         Notice Received Prior to                  Percentage of Order
         Scheduled Shipment Date                    Price Due
         -----------------------                    ---------

                  *** or more days:                                 ***%





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                  *** days:                                ***%
                  *** days:                                ***%

11.      PRICE CHANGES

11.1 All Products whose price has been "increased or decreased" will be "price protected" under this paragraph if the following conditions are met:

                 11.1.1 Products are in MCI's stock or are in transit on the effective date of the price decrease, are unopened and were shipped to MCI *** days prior to the effective date of price decrease.

                 11.1.2 1 Products are in MCI's stock or are in transit on the effective date of the price increase, are unopened and were shipped to MCI *** days prior to the effective date of price increase

12.      DELIVERY AND EXPORT

12.1 If Purchase Orders are received specifying shipment dates of less than *** days on Standard Product, up to *** units per Purchase Order, and *** days on Non-Standard Products, up to *** units per Purchase Order, Systems Provider will use best efforts to meet such dates and may apply an expedite charge to Purchase Orders requiring fulfillment in less than *** business days. Except as provided above, if Systems Provider deliveries fail to meet the committed schedule, MCI, without limiting its other rights or remedies as specified herein, may reserve the right to reschedule the delivery of the Products, direct expedited routing with Systems Provider paying for any excess costs incurred thereby, or cancel the order in its entirety. MCI shall not be liable for Systems Provider commitments or production arrangements in excess of the amount, or in advance of the time, necessary to meet MCI's delivery schedule. Products which Systems Provider delivers more than *** days in advance of schedule may, at MCI's option, either (a) be returned at Systems Provider expense for proper delivery, (b) have payment therefore, withheld by MCI until the date that Products are actually scheduled for delivery or (c) be placed in storage on Systems Provider account until the delivery date specified herein. MCI may delay, at no cost to MCI, the delivery and invoicing of Products or Services for a period of up to *** days; provided, however, that MCI notifies Systems Provider at least *** days prior to the scheduled delivery date. Delay(s) beyond *** days shall be deemed a change in accordance with the Article of this Agreement entitled "Changes".

12.2 Systems Provider shall convey good title, free from any claim or encumbrance, to MCI for all Products delivered under this Agreement. Title to all such Products shall pass to MCI at the shipping point. Any loss or damage to such items prior to passing of title shall be at Systems Provider risk.

12.3 MCI shall not export to or use Products in any country if (a) the export of any such Product to such country is prohibited by the laws of the United States; or (b) the import of any such Product into such country is prohibited by the laws of such country; (c) MCI does not possess the proper import certificate(s) required by the laws of such country for the lawful importation of any such Product; or (d) if Systems Provider has previously notified MCI that export of any such Product to such country is prohibited by restrictions contained in contracts between Systems Provider and any Systems Provider authorized reseller located in any such country.

12.4 After receipt of Products at the designated site as referenced on the MCI Purchase Order, MCI shall promptly inspect the Products received. Within ten (10) days days after such inspection, MCI shall notify Systems Provider in writing of those damaged items or the incomplete shipment of the Products, which could include but is not limited to, cables, power supplies, documentation, and software. Remedy of damaged items or incomplete shipments shall be made within twenty (20) days by Systems Provider at its expense, which shall include all related costs for repair or replacement of the rejected item(s) in accordance with Article 14, WARRANTIES AND





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INDEMNIFICATIONS, and all applicable shipping charges.

12.5 If Systems Provider fails to remedy any such damaged item(s), MCI may elect either (i )to have any or all such damaged item(s) remedied through other means as stated in Article 14.3, in which event Systems Provider shall pay the reasonable costs of so remedying such damaged item(s).


13.      REPORTS & AUDITS

13.1 Each quarter & year MCI shall provide Systems Provider a forecast of its total dollar purchases from Systems Provider, including purchases for internal use by MCI and by MCI's customer's. Forecasts shall be submitted to Systems Provider's Relationship Director. Forecasts are non-binding and are for planning purposes only.

13.2 Systems Provider shall submit monthly, a detailed report of all purchases under this Agreement. Report shall include, but will not be limited to, equipment purchased by Product and the associated stocking number, cancellations, Purchase Order number, price invoiced, and delivery date. Report is due to MCI within 15 days of reporting month and shall be in Microsoft Excel format; version 6.0.

14.      WARRANTIES AND INDEMNIFICATIONS

14.1 Systems Provider warrants that MCI end users shall acquire good title to the hardware Products purchased under the terms of this Agreement free and clear of all liens and encumbrances and that all hardware Products provided hereunder with the exception of third party equipment, will be free from defects in material and workmanship for a period of five (5) years under normal operating conditions from the date of delivery to the end user. This warranty will apply to all repaired or replaced Products for the unexpired period of the original warranty or for ninety (90) days following delivery of the Product to end user, whichever is longer. Systems Provider understands Products are intended for standard commercial uses.

14.2 Systems Provider warrants that the diskette(s) on which the software is provided will be free from defects in materials and workmanship under normal use for a period of ninety (90) days from delivery to end user. Systems Provider warrants that the Products will materially conform to the specifications set forth in the relevant Product documentation then in effect, when used without modification and in accordance with the then current user documentation. Systems Provider assumes no responsibility for selection of the Software to achieve the end user's intended results nor for the installation, use and results obtained from the Software. Systems Provider does not warrant
a) that the functions contained in the Software will meet the end user's requirements, b) that the Software will operate in the hardware or software combinations that the end user may select, c) that the operation of the Software will be uninterrupted or error free, or d) that all defects in the operation of the Software will be corrected.

14.3 Should a hardware or Software Product fail within this warranty period, Systems Provider will replace the defective Product when it is returned to Systems Provider, shipping prepaid. Replacement Products may be refurbished or contain refurbished materials. If Systems Provider, by its sole determination, is unable to replace the defective Product, it will refund the purchase price of the Product. Proof of date of delivery of the returned Product is required.

14.4 This warranty does not apply if the Product fails or is damaged after delivery due to shipment, handling, storage, abuse or misuse, has been used or maintained in a manner not conforming to applicable Product manual instructions, or modified in any way, or has any serial number removed or defaced. Repair by anyone other than Systems Provider or an approved agent will void this warranty.

14.5 THE WARRANTIES AND REMEDIES STATED ABOVE IN ARTICLE 14.1 THROUGH 14.4, ARE EXCLUSIVE AND IN LIEU OF ALL OTHERS, ORAL OR WRITTEN, EXPRESS OR IMPLIED. ANY AND

ALL OTHER WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY EXCLUDED.

14.6 Systems Provider warrants that the Products do not infringe upon the patent, trademark, copyright or other proprietary interest of any third party and that it has the right to make the Products available to MCI as provided herein:

         a.)     System Provider shall, at its own expense, defend or settle any suit or proceeding that is instituted against MCI to the extent such suit or proceeding alleges that any Product sold by System Provider hereunder infringes any duly issued patent or copyright of the United States or the Territory and shall pay all damages awarded therein against MCI or agreed upon in settlement by System Provider; provided that MCI (i) gives System Provider immediate notice in writing of any such suit, proceeding or threat thereof,
(ii) permits System Provider sole control, through counsel of System Provider's choice, to defend and/or settle such suit and (iii) gives System Provider all the needed information, assistance and authority, at System Provider's expense, to enable System Provider to defend or settle such suit.

         b.)     The above provision shall not apply to and System Provider shall have no liability or obligation for any infringement arising from: (a) any modification, servicing or addition made to the Product by anyone other than System Provider, (b) the use of such Product as a part of, or in combination with, any devices, parts or software not provided by System Provider, (c) compliance with MCI's design requirements or specifications, (d) the use of other than the then current unaltered release of the software Product available from System Provider or (e) the use of such Product to practice any method or process which does not occur wholly within the Product. The above exclusions apply to the extent that the infringement would have been avoided but for such modifications, combinations, compliance with specifications, use of other than the current release or practice of such method or process.

         c.)     In the event the use or sale of any Product purchased from
System Provider is enjoined, or in the event System Provider wishes to minimize its potential liability hereunder, System Provider may, at its sole option and expense: (i) procure for MCI the right to use or sell such Product; (ii) substitute a functionally equivalent, non-infringing unit of the Product; (iii) modify such Product so that it no longer infringes but is substantially equivalent in functionality; or (iv) if none of the foregoing are commercially feasible, take back such Product and refund the purchase price paid by MCI for such Product depreciated over a three (3) year period using the straight line method. System Provider shall in no event be obligated to accept new orders for Products, which are subject to a claim of infringement covered under this Section.

         d.)     THIS SECTION STATES SYSTEM PROVIDER'S TOTAL RESPONSIBILITY AND
LIABILITY, AND MCI's SOLE REMEDY, FOR ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT FOR ANY PRODUCTS DELIVERED HEREUNDER OR ANY PART THEREOF AND IS IN LIEU OF AND REPLACES ANY AND ALL OTHER EXPRESS, IMPLIED OR STATUTORY WARRANTIES OR CONDITIONS REGARDING INFRINGEMENT.

14.7 Systems Provider agrees to indemnify MCI, MCI's customers, or any such party to whom MCI distributes Products hereunder against any claim that the Products (or any Product) infringe, any patent, copyright, trademark or other proprietary right, provided that MCI or its customers (1) give Systems Provider prompt written notice of any claim, (2) grant Systems Provider control of the defense and settlement of such claim, and (3) assist fully in the defense so long as Systems Provider pays the out-of-pocket expenses. Systems Provider shall, at its option and expense, (1) procure the right to continue using the Product, (2) replace or modify the Product so that it becomes non-infringing or
(3) if neither option (1) nor (2) are reasonably practical, accept return of the product and refund the amount paid for the Product.

14.8 Systems Provider shall have no liability or obligation for any infringement claim based upon (1) modifications of the Products by parties other than Systems Provider or use of such modified Product or (2) use of the Products in combination with materials or Products not supplied or approved by Systems Provider.

14.9 THE ABOVE STATES THE ENTIRE LIABILITY OF SYSTEMS PROVIDER AND IS THE SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND.

14.10 MCI shall not alter or enlarge the representations or guarantees of the warranty in any way beyond those expressly set forth above. MCI shall hold harmless and indemnify Systems Provider for any expenses, claims, damages or liability arising from or related to any unauthorized guarantees, warranties or representations made by MCI, including without limitation, attorneys' fees. To receive the foregoing indemnity, Systems Provider must notify MCI in writing of a claim or suit promptly after its occurrence and provide MCI with reasonable cooperation and full authority to defend or settle the claim or suit. MCI shall not indemnify Systems Provider under settlement made without Systems Provider's written consent.

14.11 Systems Provider shall hold harmless and indemnify MCI for any expenses, claims, damages or liability arising from or related to any unauthorized guarantees, warranties or representations made by Systems Provider about MCI, including without limitation, attorneys' fees. To receive the foregoing indemnity, MCI must notify Systems Provider in writing of a claim or suit promptly after its occurrence and provide Systems Provider with reasonable cooperation and full authority to defend or settle the claim or suit. Systems Provider shall not indemnify MCI under settlement made without MCI's written consent.

14.12 Without limiting MCI's obligations under 14.7, Systems Provider agrees to indemnify and hold MCI and its customers harmless against any third party claim based upon Systems Provider breach of this Section 14. To receive the foregoing indemnity, MCI or its customer must notify Systems Provider in writing of a claim or suit promptly after its occurrence and provide Systems Provider with reasonable cooperation and full authority to defend or settle the claim or suit. Systems Provider shall not indemnify MCI or its customer under settlement made without Systems Provider's written consent.

14.13 Systems Provider agrees to indemnify MCI against any claim arising out of or resulting from the Products or this Agreement, provided that any such claim (1) is attributable to bodily injury or death or to injury to or destruction of physical property and (2) is caused by a negligent act or omission of Systems Provider. This obligation on the part of Systems Provider shall exist only if MCI (1) gives Systems Provider prompt written notice of any such claim, (2) grants Systems Provider control of the defense so long as Systems Provider pays the out-of-pocket costs. Systems Provider shall have no liability for any settlement or compromise made without its prior written consent.

14.14 Systems Provider, at its expense, will maintain adequate insurance coverage to protect against its liabilities under this Agreement. This insurance will include (1) worker's compensation insurance, (2) comprehensive general liability insurance, including coverage for product liability, bodily injury and property damage,. Upon request, Systems Provider will furnish the applicable certificate of insurance.

14.15 MCI may at its discretion extend the warranties and indemnification's given in Sections 14.1, 14.2, 14.3, 14.5, 14.6, 14.7, 14.11, 14.13, and 14.19
to its customers.

14.16 For Products that fail after the warranty period has expired, MCI may return parts to Systems Provider for replacement after obtaining a Return Material Authorization ("RMA") number. MCI must provide a Purchase Order for the replacement part. MCI will be invoiced for the replacement part upon shipment by Systems Provider.

14.17 Spare parts will be available for a period of five (5) years after the last date of this Agreement. Spare parts may consist of one part or a set of parts. In some cases, where Products have been discontinued, the original part may not be available but a functional, equivalent part or a set of parts would be substituted for the failed part or a set of parts which includes the failed part.

14.18 Upon MCI's request, Systems Provider shall certify that Products purchased by MCI are new.

14.19    (a)     Systems Provider warrants and represents that the Products, including without limitation all incorporated or related hardware components as well as all computer code whether in object code, executable, firmware, microcode or other form, and whether such computer code is resident on or in the hardware components within the Products or separately licensed by Systems Provider for use with the Products, will:

                 (i) provide accurate processing of date and date dependent data (including, but not limited to, calculating, comparing and sequencing operations, as well as the transmitting and receiving of date and date dependent data to, from and through the Products) for all dates through the year 2100, including without limitation all leap year instances, and

                 (ii) express all date and date dependent data passed to, from or through the Products through the use of fully complimented 4 digit years in a single field in the format "CCYY", where "CC" stands for the century and "YY" stands for the year.

         (b)     Systems Provider further agrees both that it will within five
(5) business days after MCI's request provide sufficient evidence through adequate testing of the Products or otherwise to demonstrate compliance with this warranty, and that the requirements of this warranty shall be part of the specifications applicable to the Products.

DOCUMENTATION

         Systems Provider shall supply MCI with originals of all documentation available, solely for MCI's internal use, to support and maintain the Products provided by Systems Provider to MCI under this Agreement, as well as grant a limited rights license to MCI, at no charge, to reproduce this documentation in quantities required for its internal. Other documentation which may be requested pursuant to this Article at the request of MCI shall include:

                 (a)  Installation, Operation and Maintenance (IOM) Manuals

                 Installation, operation and maintenance manuals, including packing and unpacking instructions, general descriptions, tables of specifications, theory of operation, installation procedures, maintenance procedures, trouble-shooting procedures and parts list.

                 (b)  Engineering Documentation

                 Non-proprietary specifications, functional descriptions and operating descriptions.

                 (c) Acceptance Test Plan/Procedure

                 This documentation shall be sufficiently comprehensive to ensure that Products subject to acceptance testing complies with the requirements of this Agreement. Systems Provider shall develop such test plans to include at a minimum:

                 i.       Reference to specification
                 ii.      List of the test equipment to be used
                 iii.     Environmental conditions
                 iv. Initial condition of item being tested, (e.g. profile, switch position, etc.)
                 v. Brief description of each test, in the sequence they are to be performed including a list of parameters to be measured
                 vi.      Block diagrams of the testing setups
                 vii. Failure reporting, correction and analysis requirements

                 (d)  Factory Test Plan

                 This plan shall be sufficiently comprehensive to ensure that upon shipment to MCI, the Products comply in all material respects with the product specifications of this Agreement.

                 (e)  Quality Assurance Documentation

                 This document shall describe the quality assurance program of Systems Provider.

                 (f)  Product Support Documentation

         This documentation shall include all the information necessary to support the continued operation of Products delivered by Systems Provider.

CHANGES TO PURCHASE ORDERS OR PRODUCT

16.1 MCI may request, by written change order or modification, and without notice to any surety, changes within the general scope of this Agreement in drawings, designs, specifications, methods of shipment or packaging/packing, quantities, or time or place of delivery; require additional Work or direct the omission of Work. In the event, and to the extent that such change modifies or otherwise alters the scope of any of Systems Provider's obligations under this Agreement, the Parties shall make best effort to negotiate an equitable adjustment to the contract price and/or schedule as necessary. Changes to this Agreement can only be mutually made by the duly authorized representatives of the Parties.

16.2 Systems Provider shall submit a proposal for the contract adjustment within thirty (30) days after receipt of written notice from MCI, which MCI shall either accept or reject within thirty (30) days of receipt. After the Parties have arrived at an equitable adjustment to the contract price and schedule, nothing in this Article shall excuse Systems Provider from promptly proceeding with this Agreement as changed.

16.3 MCI's personnel may from time to time render technical assistance or give technical advice to, or effect an exchange of information with Systems Provider personnel concerning the Work to be furnished under this Agreement. However, Systems Provider shall not deviate from the requirements of this Agreement by reason of such assistance or exchange of information, unless the deviation is incorporated into and authorized by a change Purchase Order issued. Systems Provider shall not, by reason of such assistance, advice or exchange of information, delete or in any way modify any of MCI's rights or any of Systems Provider obligations, express or implied, which are a part of this Agreement.

16.4 Systems Provider may make or incorporate changes not affecting form, fit, function, interface or interchangeability of the Product.

16.5 In the event certain changes become mandatory by reason of safety or failure of the Products to perform in accordance with the requirements of this Agreement, Systems Provider shall provide written notice to MCI and shall proceed promptly to make the necessary change(s). Systems Provider shall bear all costs and expenses relating to such retrofit or replacement of Products, which are necessary for the Products to conform to the requirements of the Agreement. Such retrofit or replacement applies only when attempting to satisfy requirements in existence at the inception of this contract and do not apply to new requirements, which come into existence at a later date.

16.6 Any mandatory changes to the Products, shall be compatible with all Products in use (for a minimum of two releases backward) or on order pursuant to this Agreement unless the Parties otherwise specifically agree. If any mandatory change is not compatible, upward or downward as described, Systems Provider, at MCI's option, shall retrofit such change(s) on all affected installed Products ordered pursuant to this Agreement at no cost to MCI.

17.      SOFTWARE

17.1 Systems Provider grants to MCI a transferable, non-exclusive license to distribute to end users, or, if MCI is a subcontractor to a prime contractor for an Integrated Business Solution, to a prime contractor for the purpose of distributing to an end user, under the terms of this Agreement, the Software. Notwithstanding any provision hereunder MCI may distribute such Software electronically. Systems Provider grants directly to the end user a nonexclusive license as set forth in the End User Software License Agreement, which accompanies the Software. The license granted by Systems Provider is not a sale. Systems Provider retains all title and ownership of the Software and documentation. Systems Provider acknowledges that it is solely responsible for performing any of its obligations as may be described in the End User License Agreement and that MCI shall have no obligation to Systems Provider or the end user under such agreement.

17.2     The Software and documentation are protected under copyright laws.
All copyright notices must be reproduced and included with any copy of any portion of the Software. MCI shall not translate any portion of the Software or associated documentation into any other format or language without the prior written consent of Systems Provider. Except as specifically provided elsewhere in this Agreement, MCI may not transfer the Software or the licenses granted herein to any third party. MCI shall not, nor authorize any third party, to reverse engineer, disassemble, decompile, or otherwise attempt to obtain the source code for the Software.

17.3 In connection with any proposals to and agreements with government entities, MCI shall work with Systems Provider to ensure that Systems Provider's proprietary rights receive the maximum protection available from such government entity for commercial computer Software developed at private expense. All software and documentation acquired directly or indirectly by or on behalf of the United States Government shall be identified and marked by Systems Provider as being licensed only with restricted rights, subject to the restrictions set forth in subparagraph (c) (1) of the Commercial Computer Software-Restricted Rights clause of FAR 52.227-19 or subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer software clause of DFARS 252.227-7013, whichever applicable.

17.4 In all jurisdictions where an enforceable copyright covering the computer programs of the Software does not exist, the Software must be accompanied by a written license agreement, signed by the end user, that is no less restrictive than the terms of Systems Provider's End User software License Agreement.

17.5 The license shall also extend and Software shall be deemed to include any revisions to the Software as are supplied by Systems Provider and accepted by MCI. MCI reserves the right to control the shipment of all version updates to the Software under this Agreement.

17.6 Systems Provider grants MCI a license during the term of this agreement to incorporate portions of Systems Provider's documentation in the Integrated Business Solution's documentation at no charge, provided that MCI properly incorporates and references Systems Provider's copyright in such portion of the documentation.

18.      TERM AND TERMINATION

18.1 This Agreement shall commence on the Effective Date and shall continue for three (3) years from the Effective Date. It shall be renewed automatically for successive one-(1) year terms unless either party gives written notice of termination to the other sixty-(60) days prior to expiration, or unless terminated pursuant to Section 18.2 or 18.5 of this Agreement.

18.2 Subject to Section 18.3, either party shall have the right to terminate this Agreement as follows:

         (a) Upon the breach by the other party of any material term of this Agreement;

         (b) Upon the issuance of an injunction by a court or regulatory agency of competent jurisdiction enjoining continued performance by the parties, under this Agreement;

         (c) Upon the filing of voluntary or involuntary bankruptcy by the other party or the declaration of insolvency, however evidenced, by the other party which is not dismissed within thirty (30) days after the date of filing;

         (d) Upon change of control of the other party or of any division or subsidiary of the other party that is relevant to performance under this Agreement if such change can be reasonably interpreted by the terminating party as substantially detrimental to the relationship between the two parties.

18.3 If a party wishes to terminate this Agreement under Section 18.2 above, such party shall give the other party written notice of its intention to terminate under this section 18, specifying in reasonable detail the reason(s) for such termination and in the event that the non-terminating party does not cure the reason thirty (30) days after such notice, this Agreement shall, at the option of the party giving notice, terminate.

18.4 If a party terminates this Agreement under Section 18.2 above, at MCI's request Systems Provider will fulfill all orders accepted under Section
10.1 prior to the date of the receipt of notice given in Section 18.3. Systems Provider shall also refund to MCI any unused portions of maintenance and support Services fees paid by MCI associated with any returned Products.

18.5 Notwithstanding anything to the contrary contained herein, either party may terminate this Agreement at any time for its convenience.

19.      CONFIDENTIALITY

19.1 Each party agrees to treat all information and materials received from the other party that are labeled "Confidential" or "Proprietary" as confidential information ("Confidential Information") of the other party. Each party further agrees to use at least the same degree of care to avoid disclosure or dissemination of the other party's Confidential Information as it uses to protect its own confidential materials, but in any event, at least a reasonable degree of care. Neither party shall use the Confidential Information of the other party for its own benefit or for the benefit of any third party, except as expressly permitted in this Agreement.

19.2 Each party agrees to advise all of its employees, agents, subcontractors or consultants that may have access to or otherwise receive the Confidential Information of the other party of all obligations pertaining to the protection of the Confidential Information of the other party under this Agreement.

19.3 Neither party shall disclose Confidential Information of the other party to any third party (other than independent contractors having a "need-to-know") without the other party's prior written consent; provided, however, that a party shall not be liable for disclosure of information designated as "Confidential" or "Proprietary" by the other party if the same:

         (a)     is in the public domain at the time of disclosure; or

         (b) becomes known to the other party from a third-party source under no obligation to maintain confidentiality; or

         (c) becomes publicly available through no fault or failure to act by the receiving party in breach of this Agreement; or

         (d) is already known by the receiving party when received, or is independently developed by the receiving party without reference to the information provided by the other party, as established by documentary evidence; or

         (e) is required by a court or other governmental authority to be disclosed (provided that the receiving party has used reasonable efforts to make such disclosure subject to a protective order or confidentiality agreement).

19.4 If, in order to fulfill the purposes of this Agreement, it is necessary for the party receiving Confidential Information of the other party to copy the same, in whole or in part, the receiving party may do so, but solely for the purpose of enabling such party to perform under this Agreement.

19.5 Upon achieving the purpose(s) intended, or in the event of the earlier termination of this Agreement, each party shall immediately return and/or destroy all materials containing Confidential Information of the other party. Each party shall further certify in writing to the other party that all copies or partial copies of material containing Confidential Information of the other party have been returned and/or destroyed.

20.      TRADEMARKS, TRADE NAMES AND MARKETING

20.1 Except for any announcement intended solely for internal distribution (i.e., to any party under this Agreement) or any disclosure required in the opinion of discloser's legal advisors by legal, accounting, or regulatory requirements, all media releases, public announcements, or public disclosures for general distribution (including, but not limited to, promotional or marketing material) by any party under this Agreement, or by any of their employees or agents relating to this Agreement or its subject matter, other than general statements that a contractual relationship exists between the parties, shall be coordinated with and approved in writing by the other party prior to the release thereof.

20.2 In the advertising and sale or distribution of the Products, MCI may use Systems Provider's regular logos, corporate name, trade names and trademarks (the "Trademarks"). For this purpose, Systems Provider grants MCI a non-exclusive, royalty-free, limited license to use the Trademarks, provided that MCI displays the symbol "TM" adjacent to each use of a Trademark the first time a Trademark is used, or displays such other symbols and notices as may be prescribed by Systems Provider. Systems Provider will provide MCI with a list of its Trademarks and with a copy of its graphics standards manual, which shall define the appropriate usage of such Trademarks.

20.3 MCI acknowledges that it has been advised by Systems Provider that Systems Provider is the exclusive owner of the Trademarks. The use of the Trademarks by MCI does not convey to MCI any right, title or interest in or to the Trademarks. MCI may not register any Trademark in any jurisdiction unless such registration is made on behalf and for the benefit of Systems Provider and is expressly approved by Systems Provider in advance and writing.

20.4 MCI will not make or permit alteration of the goods or removal or modification of any tags, proprietary notices, labels, or any other identifying marks placed by Systems Provider or its agents on its Products or associated literature.

20.5 MCI agrees not to use the Systems Provider corporate name, trademarks, trade names and copyright legends with respect to any Products or materials not provided by Systems Provider, or in the way which might result in confusion as to Systems Provider and MCI being separate and distinct entities.

20.6 Notwithstanding Section 20.1, MCI may describe its relationship with Systems Provider in MCI's proposals and statements of qualification issued for specific MCI prospects or clients without obtaining Systems Provider's approval and without submitting such description to Systems Provider.

20.7 Systems Provider agrees not to use MCI's corporate name, trademarks, trade names, copyright legends or other intellectual property without the prior written permission of MCI.


INSURANCE AND INDEMNITY

21.1 Insurance. During the term of this Agreement, the Systems Provider shall maintain insurance, the kinds and in the amounts specified with insurers of recognized responsibility, licensed to do business in the State(s) where the work is being performed and having either: an A.M. best rating of A8, a Standard & Poor's rating of AA, or Moody 's rating of Aa2. If any work provided for or to be performed under this Agreement is subcontracted, the Systems Provider shall require the subcontractor to maintain and furnish insurance equivalent to that required of Systems Provider.

         (a) Comprehensive or Commercial General Liability. In accordance with the above, the Systems Provider and any subcontractor shall maintain the following insurance: $1 million per occurrence combined single limit, $2 million general aggregate, and will include coverage for contractual liability, use of independent Systems Providers and Products and completed operations.

         (b) Business Automobile Liability Insurance. Coverage or owned, hired, leased, rented and non-owned vehicles in the amount of $1 million combined single limit per occurrence for bodily injury and property damage.

         (c) Worker's Compensation & Employers' Liability Insurance. Workers' Compensation in the maximum amount(s) and with benefits required by the laws of the state in which the Work is performed and the state(s) the employees are hired, if the state(s) are other than that in which the Work is performed. Employers' Liability with minimum limit of liability of:

                  Bodily Injury by Accident       $1 million each accident
                  Bodily Injury by Disease        $1 million policy limit
                  Bodily Injury by Disease        $1 million each employee

                 A combination of primary and excess/umbrella liability policies will be acceptable, as a means to meet the limit required under this Agreement. The required minimum limits of the coverage shown above DO NOT limit or diminish the Systems Provider's liability under this Agreement.

                 The Systems Provider will submit to MCI a standard "Accord" insurance certificate for comparable form acceptable to MCI signed by an authorized representative of such insurance company(ies), certifying that the insurance coverage(s) required hereunder is in effect for the purposes of this Agreement. If the event Systems Provider fails to maintain adequate coverage as outlined above in this Article, Systems Provider will notify MCI of such a lapse. In addition, if System Providers coverage lapses Systems Provider will have thirty (30) days to obtain adequate coverage as outlined herein.

                 The Systems Provider, its subcontractor and its insurers shall waive all rights of recovery against MCI for any injuries to persons or damage to property related to performance of this Agreement.

                 The Systems Provider and its subcontractor shall ensure full compliance with terms of the Occupational Safety and Health Administration (OSHA) and all local jurisdiction's safety and health regulations during the full term of this Agreement.

                 The Systems Provider shall submit to MCI certificates of insurance evidencing the above coverage. Should the Systems Provider at any time neglect or refuse to provide the insurance required herein, or should such insurance be canceled or non-renewed, MCI shall have the right to terminate this contract, or secure substitute coverage whose cost shall be deducted from payments owed the Systems Provider.

                 The Systems Provider, at its own expenses, shall indemnify and hold harmless against any and all claims, expenses (including attorneys' fees) from loss or liability for damage to property including property owned, leased or borrowed by MCI and injuries, including death, to all persons to the extent arising out of Systems Provider's performance of this Agreement, unless by reasons of any and all acts or omissions or negligence by MCI, its agents or employees.

21.2 Payment. Payment of any amounts due pursuant to any indemnity contained in this Agreement shall be made to MCI within thirty (30) days of receipt of notice of same day Systems Provider.

21.3 Attorneys' Fees and Court Costs. In the event, either party takes action to enforce this Agreement or to recover damages for a breach by the other party, each party will be responsible for their own fees, expenses and court costs.

21.4 Indemnification. Systems Provider agrees to indemnify and hold harmless MCI its affiliates, directors, officers and employees, from any and all claims, damages, fines, penalties, attorneys' fees, court costs or other consequences arising out of Systems Provider's breach of any covenant or representation set forth herein or Systems Provider's failure to abide by the terms of this Agreement.

22.      LIENS

22.1 As MCI requires, before submitting any invoice for payment, or at any other time that MCI requires, Systems Provider shall deliver to MCI a satisfactory release of any and all liens for which System Provider has under their control arising in connection with the Products and Work under this Agreement.

22.2 Systems Provider shall dispose of any claim and defend any suit or injunction brought to enforce any lien arising from the performance and/or use of any Products and Work under this Agreement, and shall pay all expenses associated with such proceedings.

22.3 MCI may withhold from any payment or consideration otherwise due Systems Provider, any sum that MCI has reason to believe may be needed to satisfy any lien arising out the Work under this Agreement. Prior to the time of any such withholding, MCI shall notify Systems Provider in writing of the nature of the lien and the amount of money to be withheld pursuant to this Article and afford Systems Provider reasonable opportunity to satisfy the lien.

22.4 Systems Provider shall reimburse MCI for all monies, including all costs and reasonable attorneys' fees, incurred by MCI in removing liens arising out of the Work under this Agreement. Such reimbursement may be deducted from any payment or consideration otherwise due Systems Provider. Systems Provider shall, upon written request by MCI, promptly pay MCI any amounts due under this Article.

23.      GENERAL

23.1 Limitation of Liability: NEITHER PARTY SHALL BE LIABLE TO THE OTHER PURSUANT TO THIS AGREEMENT FOR ANY AMOUNTS REPRESENTING LOSS OF BUSINESS OR INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF THE OTHER PARTY EVEN IF ADVISED OF THEIR POSSIBLE EXISTENCE.

23.2 Force Majeure: Neither party shall be held liable to the other for failure to fulfill its obligations hereunder if, and to the extent, due to causes beyond its control.

23.3 Costs and Expenses: Except as specifically provided herein, each party shall bear its own costs and expenses.

23.4 Waiver: The failure by either party to enforce, at any time or for any period, any one or more of the terms of this agreement, shall not constitute waiver of these terms, or subsequently the parties right to enforce all terms and conditions of this Agreement.

23.5     Unenforceable Provisions:

         (a) If any provision of this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement shall continue in full force and effect.

         (b) It is expressly agreed that each provision of this Agreement that provides for a limitation of liability or remedies, disclaimer of warranties, indemnification of a party or exclusion of damages or other remedies is severable and independent of any other provision and is intended to be enforced as such. Further, it is expressly agreed that in the event any remedy under this agreement is determined to have failed its essential purpose, all limitations of liability and exclusions of damages or other remedies set forth in this Agreement shall remain in effect.

23.6 Independent Contractors: Nothing in this Agreement is intended to or shall be deemed to create a partnership, joint venture or agency relationship between the parties of any kind for any purpose. The parties shall be and remain independent contractors at all times. Neither parties shall have any authority to, nor shall either attempt to, bind or commit the other party for any purpose. Neither party shall make representations or warranties concerning the Products or Services of the others that are inconsistent with those made by the other party in its then current published materials or with the obligations under this Agreement. Each party is solely responsible for the supervision and control of its personnel and for the terms of their employment, including, but not limited to, work assignments, labor relations, hiring and discharging, performance evaluations, wages, hours, Social Security and tax withholding, workers' compensation, and unemployment insurance.

23.7 Nonexclusivity: it is expressly understood and agreed that this Agreement does not grant to Systems Provider an exclusive right to provide to MCI any or all of the Products and Services of the type provided by Systems Provider and shall not prevent MCI from developing or acquiring from other suppliers such Products and Services. Systems Provider agrees that acquisitions by MCI pursuant to this Agreement shall neither restrict the right of MCI to cease acquiring nor require MCI to continue any level of such acquisitions. Estimates or forecasts furnished by MCI to Systems Provider shall not constitute commitments. It is also understood and agreed that nothing in this Agreement shall restrict Systems Provider in any way from marketing and selling any Products to or through any third party including, but not limited to, clients or competitors of MCI.

23.8 Limitation of Actions: Neither party may bring an action, regardless of form, arising out of this Agreement, more than two years after such party becomes aware of the facts giving rise to the cause of action. For non-payment, neither party may bring an action more than two years after the date the last payment was due.

23.9 Notices: Whenever one party is required or permitted to give notice to the other pursuant to this Agreement, such notice shall be effective when hand delivered to the party for whom intended against a signed receipt thereof, or five (5) days following deposit of the same into the mail, registered or certified, return receipt requested, postage prepaid, or when delivered by a third party courier service where receipt is verified by the receiving party's acknowledgment and addressed to the Relationship Director of the other party, with a copy to General Counsel. If a notice is mailed, the sending party promptly will confirm such mailing by sending a copy thereof via facsimile transmission to the Relationship Director of the other party. During the term of this Agreement, all notices regarding this Agreement and anything contained herein, will be directed to the following addresses:

                 Originals:       Visual Networks, Inc.
                                  2092 Gaither Road
                                  Rockville, MD 20850
                                  Attn: Chief Financial Officer/Peter Minihane
                                  301-296-2365
                                  301-296-2308(fax)

                                  MCI Telecommunications Corporation
                                  6 Concourse Parkway
                                  Atlanta, GA 30328
                                  Attn:  Gene Davidson/Procurement
                                  770-284-3517
                                  770-284-3466

                 Copies:          MCI Telecommunications Corporation
                                  6 Concourse Parkway
                                  Atlanta, GA 30328
                                  Attn:  Jimmy Davis
                                  770-284-1282

23.10 Governing Law: This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

23.11 Changes to Appendices: Subject to Article 11, Systems Provider reserves the right to change list prices, Products offered, and other schedules and programs, and MCI reserves the right to change the list of affiliated organizations, as set forth in the appendices to this Agreement. At such times, the party will issue a written revision to the applicable Appendix and all such revisions automatically are incorporated as amendments to this Agreement. For changes which, in, Systems Provider's opinion, may adversely affect MCI, Systems Provider will provide at least thirty (30) days notice, prior to the effective date of such change.

23.12 Assignment: The rights of either party under this Agreement may not be assigned, in whole or in part, by operation of law or otherwise, without the express written consent of the other party which such consent shall not be unreasonably withheld or delayed, and any attempted assignment of rights, duties or obligations hereunder without such consent shall be null and void. Notwithstanding the foregoing, MCI may assign this Agreement to any affiliated entity of MCI.

23.13 Arbitration: Any dispute or disagreement arising between the parties in connection with this Agreement, which is not settled to the mutual satisfaction of the parties within thirty (30) days (or such longer period as may be mutually agreed upon) from the date that either party informs the other in writing that such dispute or disagreement exists, shall be settled by arbitration in accordance with the J.A.M.S./ENDISPUTE Arbitration Rules and Procedures, as amended by this Agreement. The cost of the arbitration, including the fees and expenses of the arbitrator(s), will be shared equally by the parties unless the award otherwise provides. Each party shall bear the cost of preparing and presenting its case. The parties agree that this provisions and the arbitrator's authority to grant relief shall be subject to the United States Arbitration Act, 9 U.S.C. 1-16 et seq. ("USAA"), the provisions of this Agreement, and the ABA-AAA Code of Ethics for Arbitrators in Commercial Disputes. The parties agree that the arbitrator(s)) shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator(s) have the authority to make any award that provides for punitive or exemplary damages. The decision of the arbitrator(s) shall follow the plain meaning of the relevant documents, and shall be final and binding upon the parties. The award may be confirmed and enforced in any court of competent jurisdiction.
All post-award proceedings shall be governed by the USAA.

23.14 Entire Agreement: This instrument contains the entire Agreement between the parties hereto and supersedes all prior negotiations, representations or agreements, whether written or oral.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VISUAL NETWORKS, INC.                 MCI TELECOMMUNICATIONS, INC.

By:      /S/ Peter J. Minihane        By:     /S/ B.R. Bagby
         ---------------------                --------------

Name:    Peter J. Minihane            Name:   B.R. Bagby

Title:   Sr V.P./CFO/Treas.           Title:  Director, Network Acquisition

Date:    9/16/97                      Date:   10/3/97

                                                              EXHIBIT 10.5 (MCI)
                                                                   EXHIBITS


                                   EXHIBIT A

                                    SERVICES

Services provided in this contract include the following:

LEVEL 3 HELPDESK
The Level 3 Helpdesk, also known as the Visual Networks Technical Assistance Center (VTAC), is the interface to Visual Networks for corrective action to reported product problems. The VTAC can be reached at ***

VISUAL NETWORKS CORRECTIVE ACTION
Visual Networks employs a closed loop corrective action system to identify, track and resolve problems associated with Equipment. This system is used to address problems identified both in the field and from within the MCI. Field generated issues enter the system through the Visual Networks Technical Assistance Center (VTAC) and are recorded in the call tracking system. Visual Networks classifies each problem found and responds to it in accordance with the table below.

 Classification                  Description                                   Response

 Critical           The problem has no reasonable workaround  Visual Networks applies engineering resources
                    and is service affecting or renders the   to the problem and continues to do so until
                    product non-functional or unreliable.     it is resolved.

 Serious            The problem would otherwise be critical,  Visual Networks formulates a mechanism for
                    but has a reasonable workaround.          communicating the workaround mechanism to
                                                              appropriate parties.  The fix to the problem
                                                              is incorporated into the next scheduled
                                                              product release.

 Low                The problem is a cosmetic issue or minor  The fix to the problem is incorporated into
                    annoyance to the user but is out of       the next scheduled product release.
                    compliance with the functional
                    specification.

 Enhancement        The reported problem is deemed to be      The enhancement is added to the requested
                    outside of the product's functional       enhancement list and prioritized within the
                    specification.                            context of all other enhancement requests.

SHIPMENT OF REPLACEMENT UNIT
Failed units are replaced within *** days following return to Visual Networks. Call the VTAC for an RMA number.

DISPATCH OF PC MANUFACTURER FOR PC REPAIR
In the case of PC platform problems (e.g. hard drive, monitor, motherboard, memory, etc.), the VTAC will dispatch the PC Manufacturer to the site for repair. All Visual UpTime consoles carry the PC Manufacturer's 3-year on-site service warranty.

SOFTWARE UPGRADES
MCI will receive all Software upgrades in the form of a single master CD. It is MCI's responsibility to distribute upgrades to its customers.






-------------------------
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    Securities and Exchange Commission.

                                   EXHIBIT B

                           PRODUCT AND PRICE SCHEDULE

                             PRODUCT DESCRIPTION

Supplier Products fall into three categories
         Analysis Service Elements (ASE Products, both CSU/DSUs and probes) Turnkey Management Consoles (MICs and PAMs)
         Cables and Accessories

ANALYSIS SERVICE ELEMENTS (ASE'S)

ASEs are essentially the data collection and analysis engines for the Visual UpTime system. ASEs consist of a hardware platform and embedded Software, which together perform statistical analysis of the circuit to which they are attached.

When selecting the right ASE for each network site, you need to consider the following issues:
             Physical connection that ASE will monitor at:  V.35, X.21,
               RS-449/530/232, or T1/Fractional T1
             Maximum Frame Relay port (access channel) speed
             Number of DLCI/PVC's to be defined
             Type of LAN for in-band communication: Ethernet or Token Ring Type of upper layer protocol encapsulation support: Multiprotocol
               (default), Internet (option)
             Integral DSU/CSU or passive monitoring ASE

BRANCH OFFICE ASES FOR FRAME RELAY

***





DISTRICT OFFICE ASES FOR FRAME RELAY

***






-------------------------
*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.

CENTRAL OFFICE ASES FOR FRAME RELAY

***






-------------------------
*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.

ENTERPRISE OFFICE ASES FOR FRAME RELAY

***





ASE FIRMWARE OPTIONS

***



TURNKEY MANAGEMENT CONSOLES

The Visual UpTime Software applications generically consist of two components -- client presentation Software, and data concentration and database Software. The Software applications come in one of two categories: SINGLE-USER or MULTI-USER.

The SINGLE-USER version of the Software is licensed as the Visual MIC (Management Integrated Console) which integrates both Software components onto a Pentium based hardware platform. Integration is done at the factory prior to customer shipment. The total package includes:

                 Integration and testing of hardware platform (Pentium PC, 16M RAM, 2G byte HD, SVGA Monitor, CD-ROM, MS Windows 95), networking (Ethernet or Token Ring NIC, TCP/IP stack), remote access (modem, PC/Anywhere), and Visual UpTime Console Application Software.

***





The MULTI-USER version of the Software is licensed as the Visual PAM (Performance Archive Manager) and Visual PAC (Platform Applicable Client). The PAMs are structured according to the number of ASEs being supported. Each PAM also includes one master copy of each type of PAC. The user is entitled to make an unlimited number of PAC copies and connect up to five PACs concurrently to the PAM. Licenses to increase the amount of concurrent PAC sessions are also available.






-------------------------
*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.

Each PAM also includes the Pentium based hardware that the PAM Software runs on. The hardware platform, which the PACs run on, are NOT provided by Visual. Integration of the PAM Software and its hardware platform is done at the factory prior to customer shipment.

THE TOTAL PAM PACKAGE INCLUDES:

*** [two pages deleted]






-------------------------
*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.

                               PRICING SCHEDULE


*** [3 PAGES DELETED]






-------------------------
*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.

                               SUPPORT SERVICES

***





HELPDESK SUPPORT LEVEL 1
Visual Networks provides pre-sale telephone technical support to customers and sales personnel during normal business hours 8 a.m. to 6 p.m. EST.
HELPDESK SUPPORT LEVEL 2
Visual Networks provides telephone assistance related to the installation, setup, configuration, and operation of the Visual UpTime system during normal business hours of 8 a.m. to 6 p.m. EST.
ASE PRE-CONFIGURATION: Visual Networks simplifies the installation process by pre-configuring the ASE parameters prior to shipment. A Visual Networks technician will custom configure each ASE to your specifications.
ON-SITE ASE INSTALLATION: This is a turnkey installation service where Visual Networks takes full responsibility for ASE configuration and installation. A field technician is dispatched to the site and configures and installs the ASE. Visual Networks requires a *** day lead time to schedule the install.
SAME-DAY ON-SITE ASE REPLACEMENT: Visual Networks will dispatch a field technician with a replacement unit to the site where a failed unit has been diagnosed. Each unit that is under this service must be registered so that the nationwide spares inventory can be deployed accordingly. Registration information includes ASE serial number, site address, point of contact information, circuit parameters, etc. A field technician is dispatched to the site and configures and installs the ASE.
SPARES SUPPORT: Visual Networks will draw on its nationwide spares inventory to deliver a replacement ASE to any U.S. location within *** hours of a replacement request. The customer must register each ASE with Visual Networks to activate this service and allow *** days lead time for activation to allow for the need to move units to the appropriate depot center.
ON-SITE CONSOLE IMPLEMENTATION: A Visual Networks engineer will install the Visual UpTime management platform on your Local Area Network (LAN). This service includes initial network configuration and event definition, as well as an overview of the capabilities of the UpTime tool.
ON-SITE SOFTWARE UPGRADES: Visual Networks will coordinate an on-site engineer to perform a Software upgrade and remote download to all ASEs. Also included is an in-depth review of all-new features and enhancements.
SHIPMENT OF SOFTWARE UPGRADE KIT: Visual Networks will ship a Software upgrade kit to the address provided.






-------------------------
*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.

TRAINING AND EDUCATION: Visual Networks offers a training course to familiarize customers with the operation of Visual UpTime. This intensive, one-day training course focuses on how to configure and operate the Visual UpTime system through combined presentations, classroom discussion and practical hands-on lab exercises. At the end of the Visual Networks Orientation Course, students will be able to configure the Visual UpTime Console and Analysis Service Elements, define network performance monitoring thresholds, perform network troubleshooting, and generate network performance reports. Students will also cover basic frame relay and T1 technologies. Classes are offered on-site or at our headquarters in Rockville, Maryland, with class sizes ranging from 4 to 12 students. For those customers already familiar with T1 and frame relay networking concepts, or those that have training requirements for fewer than 4 students, Visual Networks delivers dial-up training. Using Visual UpTime's remote dial-in feature, a Visual Networks instructor will dial-in to your Visual UpTime system and train you on its configuration and operation using your own network to illustrate points. Dial-up training is often the fastest and easiest way to become proficient with Visual UpTime. Dial-up training requires one voice connection and one analog telephone connection to the console modem.

DOCUMENTATION AND LITERATURE

***






-------------------------
*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.

                                  EXHIBIT C

                APPROVED MCI AFFILIATES AND ALLIANCE PARTNERS

         A.      AFFILIATES

         1.      networkMCI, Inc.
         2.      MCImetro Access Transmission Services, Inc.
         3.      MCI International, Inc.
         4.      MCI International Telecommunications Corporation
         5.      MCI Equipment Acquisition Corporation
         6.      MCI Wireless, Inc.
         7.      Overseas Telecommunications, Inc.
         8.      SHL Systemhouse Inc. (Canada)
         9.      SHL Systemhouse Corp. (U.S.)
         10.     SHL Computer Innovations, Inc. (Canada)
         11.     Telecom*USA, Inc.

         B.      ALLIANCE PARTNERS

         1.      Concert Communications Company
         2.      British Telecommunications plc
         3.      Stentor, Inc.
         4.      Avantel, S.A.

                                  EXHIBIT "D"

                            NON DISCLOSURE AGREEMENT

         Agreement between MCI TELECOMMUNICATIONS CORPORATION, a Delaware corporation having offices at Six Concourse Parkway, Atlanta, GA, 30328 ("MCI"), and Visual Network, Inc., a corporation having offices at 2092 Gaither Road, Rockville, MD (the "COMPANY"), effective as of August 29, 1997.

         WHEREAS, for the purpose as stated in Section 2 below, MCI and the Company (collectively referred to as the "PARTIES" and individually referred to as a "PARTY") have determined to establish terms governing the use and protection of Confidential Information (as defined in Section 1 below) that one Party ("OWNER") may disclose to the other Party ("RECIPIENT").

         NOW, THEREFORE, the Parties agree as follows:

         1. "CONFIDENTIAL INFORMATION" means information that relates to the purpose stated in Section 2 below or that, although not related to such purpose, is nevertheless disclosed as a result of the Parties' discussions in that regard, and that should reasonably have been understood by the Recipient, because of legends or other markings, the circumstances of disclosure or the nature of the information itself, to be proprietary and confidential to the Owner, an Affiliate of the Owner or to a third party. Confidential Information may be disclosed in written or other tangible form (including on magnetic media) or by oral, visual or other means. The term "AFFILIATE" means any person or entity directly or indirectly controlling, controlled by, or under common control with a Party.

         2. A Recipient of Confidential Information may use the Confidential Information only for the purpose of discussions relating to *** and only during the period of time stated in the first sentence of Section 9.

         3. Recipient shall protect such Confidential Information from disclosure to others, using the same degree of care used to protect its own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of care. Recipient may disclose Confidential Information received hereunder to (i) its Affiliates who agree, in advance, in writing, to be bound by this Agreement, and (ii) to its employees and independent contractors, and its Affiliates' employees and independent contractors, who have a need to know, for the purpose of this Agreement, and who are bound to protect the received Confidential Information from unauthorized use and disclosure under the terms of a written agreement. Confidential Information shall not otherwise be disclosed to any third party without the prior written consent of the Owner.






-------------------------
*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.

         4. The restrictions of this Agreement on use and disclosure of Confidential Information shall not apply to information that:

         (a) Was publicly known at the time of Owner's communication thereof to Recipient;

         (b) Becomes publicly known through no fault of Recipient subsequent to the time of Owner's communication thereof to Recipient;

         (c) Was in Recipient's possession free of any obligation of confidence at the time of Owner's communication thereof to Recipient;

         (d) Is developed by Recipient independently of and without reference to any of Owner's Confidential Information or other information that Owner disclosed in confidence to any third party;

         (e) Is rightfully obtained by Recipient from third parties authorized to make such disclosure without restriction; or

         (f) Is identified by Owner as no longer proprietary or confidential.

         5. In the event Recipient is required by law, regulation or court order to disclose any of Owner's Confidential Information, Recipient will promptly notify Owner in writing prior to making any such disclosure in order to facilitate Owner seeking a protective order or other appropriate remedy from the proper authority. Recipient agrees to cooperate with Owner in seeking such order or other remedy. Recipient further agrees that if Owner is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it will furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

         6. All Confidential Information disclosed under this Agreement (including information in computer software or held in electronic storage media) shall be and remain the property of Owner. All such information in tangible form shall be returned to Owner promptly upon written request or the termination or expiration of this Agreement, and shall not thereafter be retained in any form by Recipient, its Affiliates, or any employees or independent contractors of Recipient or its Affiliates.

         7. No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this Agreement. Neither Party is obligated under this Agreement to purchase from or provide to the other Party any service or product.

         8. Owner shall not have any liability or responsibility for errors or omissions in, or any decisions made by Recipient in reliance on, any Confidential Information disclosed under this Agreement.

         9. This Agreement shall become effective as of the date first written above and shall automatically expire one (1) year thereafter, provided, however, that prior to such expiration, either Party may terminate this Agreement at any time by written notice to the other. Notwithstanding such expiration or termination, all of Recipient's nondisclosure obligations pursuant to this Agreement shall survive with respect to any Confidential Information received prior to such expiration or termination.

         10. Except upon mutual written agreement, or as may be required by law, neither Party shall in any way or in any form disclose the existence or terms of this Agreement, the discussions that gave rise to this Agreement or the fact that there have been, or will be, discussions or negotiations covered by this Agreement.

         11. The Parties acknowledge that Confidential Information is unique and valuable, and that disclosure in breach of this Agreement will result in irreparable injury to Owner for which monetary damages alone would not be an adequate remedy. Therefore, the Parties agree that in the event of a breach or threatened breach of confidentiality, the Owner shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or anticipated breach without the necessity of posting a bond. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages.

         12. Neither Party shall assign any of its rights or obligations hereunder, except to an Affiliate or successor in interest, without the prior, written consent of the other Party, which consent shall not be unreasonably withheld.

         13. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

         14. This Agreement: (a) is the complete agreement of the Parties concerning the subject matter hereof and supersedes any prior such agreements with respect to further disclosures concerning such subject matter; (b) may not be amended or in any manner modified except by a written instrument signed by authorized representatives of both Parties; and (c) shall be governed and construed in accordance with the laws of New York without regard to its choice of law provisions.

         15. If any provision of this Agreement is found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely representing the intention of the Parties as expressed herein.

         IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative.

MCI TELECOMMUNICATIONS                           VISUAL NETWORKS, INC.
CORPORATION

By:    /s/  B. R. Bagby                          By:    /s/ Peter J. Minihane
       -----------------------------                    -----------------------

Name:  B. R. Bagby                               Name:  Peter J. Minihane

Title: Director, Network Acquisition             Title: SR VP/CFO/Tres

Date:  10/3/97                                   Date:  9/16/97